FOR IMMEDIATE RELEASE

November 1, 2010

Contact:  Susan M. Jordan

                 732/577-9997

UMH PROPERTIES, INC. CONTRACTS TO

ACQUIRE 5 MANUFACTURED HOME COMMUNITIES

FREEHOLD, NJ    November 1, 2010……..UMH Properties, Inc. (NYSE Amex:UMH) announced today that it has entered into a definitive agreement to acquire 5 manufactured home communities located in Pennsylvania.  The aggregate purchase price to be paid by UMH in this transaction is approximately $25 million.  The transaction is expected to be completed during the fourth quarter of 2010.  This acquisition is subject to due diligence and other customary closing conditions and therefore there can be no assurance that this acquisition will take place by the end of the fourth quarter 2010 or at all.

These 5 all-age communities total 824 sites situated on 215 acres.  The average occupancy for these communities is approximately 86%.

UMH Properties, Inc., a publicly owned real estate investment trust owns and operates thirty manufactured home communities with 7,200 total home sites located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

# # # # #